FIRST AMENDMENT

TO

EXPENSE LIMITATION AGREEMENT

Securian Funds Trust – SFT International Bond Fund (Class 2 Shares)

THIS FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT (the “Amendment”) is entered into as of May 12, 2023, by and between SECURIAN FUNDS TRUST, a Delaware statutory trust (the “Trust”), on behalf the SFT International Bond Fund, a series of the Trust, and SECURIAN ASSET MANAGEMENT, INC., a Minnesota corporation (the “Adviser”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Adviser and the Trust, on behalf of the SFT International Bond Fund, are party to that certain Expense Limitation Agreement dated May 3, 2023, which is scheduled to become effective on June 1, 2023 (the “Agreement”) through May 1, 2024 (the “Initial Term”);

WHEREAS, the Trust and the Adviser mutually wish to amend the Initial Term of the Agreement through May 1, 2025; and

WHEREAS, Section 8 of the Agreement provides that no amendment to the Agreement shall be effective unless it is in writing and executed by both the Trust and the Adviser.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser agree as follows:

1. Incorporation of Recitals. Each of the above recitals is true and correct and are incorporated herein by reference.

2. Term and Termination. Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4. Term and Termination. This Agreement shall be effective as of the Effective Date and shall continue in effect through May 1, 2025 (the “Initial Term”), and unless sooner terminated as provided herein, shall continue year-to-year thereafter, provided each continuance is specifically approved at least annually by the majority of the trustees of the Trust who (i) are not “interested persons” of the Trust or any party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement. The Adviser may terminate this Agreement at any time following the end of the Initial Term upon sixty (60) days’ prior written notice. This Agreement shall automatically terminate upon any termination of the Advisory Agreement with respect to the Fund, with such termination effective as of the effective date of the Advisory Agreement’s termination with respect to the Fund. Notwithstanding the foregoing, any obligation of the Trust to reimburse the Adviser for all or any portion of the Reimbursement Amount shall survive the termination of this Agreement unless the Trust and Adviser agree otherwise.”

3. No Implied Modification; Ratification. Except as expressly provided in this Amendment, all terms and provisions of the Agreement shall remain unchanged, are in full force and effect, and are hereby ratified and confirmed.

4. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions thereof.

5. Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original copy, and which together shall constitute one and the same instrument binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The parties each acknowledge and agree that electronic signature via DocuSign shall constitute an original signature and shall be fully valid and binding upon such party. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic method of transmission, including without limitation DocuSign, shall be equally as effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the Trust and Adviser have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SECURIAN FUNDS TRUST, a Delaware		SECURIAN ASSET MANAGEMENT, INC.,
statutory trust		a Minnesota corporation

By:	/s/ Kevin L. Ligtenberg	By:	/s/ Suzette L. Huovinen
	Kevin L. Ligtenberg		Suzette L. Huovinen
Title:	Vice President & Treasurer	Title:	President

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